Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
Meg Wade (626) 535-5905 MEDIA CONTACT:
Michael DiVirgilio (213) 483-6560
INDYMAC BANCORP REPORTS THIRD QUARTER LOSS OF $202.7 MILLION, ($2.77) PER SHARE
— Increases Credit Reserves 47 Percent to $1.39 Billion —
— Board of Directors Declares Quarterly Cash Dividend of $0.25 Per Share —
PASADENA, Calif. — Nov. 6, 2007 — IndyMac Bancorp, Inc. (NYSE:IMB, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported a net loss of $202.7 million, or ($2.77) per share, for the third quarter of 2007, compared with net earnings of $86.2 million, or $1.19 per share, in the third quarter of 2006. Indymac has filed a Form 10-Q with the Securities and Exchange Commission, which is available on Indymac’s Web site at www.indymacbank.com.
Key Factors Impacting the Third Quarter of 2007
•	Total pre-tax credit costs were $407.7 million (versus $103.5 million in the second quarter of 2007), or a negative impact on earnings per share (“EPS”) of $3.40.

•	Spread widening in the private-label (non-GSE) mortgage secondary market resulted in a loss of gain on sale and MBS securities revenue estimated at $167.2 million pre-tax for the third quarter, or a negative EPS impact of $1.39.

•	Hedging out-performance with respect to the mortgage servicing rights (“MSR”) asset resulted in an additional $148.7 million in pre-tax servicing revenue in the third quarter, or a positive EPS impact of $1.24.

•	Staff reductions and related severance costs in the third quarter (1,547 positions) resulted in a one-time, pre-tax charge to earnings of $27.6 million, or a negative $0.23 EPS impact.

•	The sale/leaseback of a commercial property which houses one of the Company’s mortgage loan centers resulted in a $60 million pre-tax gain, $24 million of which was recorded in Q3-07, having a $0.20 positive EPS impact.
Third Quarter Results Reflect Continued Unprecedented Market Conditions
“We are clearly disappointed with this quarter’s results, which were driven by deteriorating mortgage delinquencies and a declining housing market combined with an unprecedented collapse in the secondary market for non-GSE loans and securities ... Indymac’s primary business,” stated Michael W. Perry, Chairman and CEO. “While this loss is substantially higher than we had been forecasting, it was clearly not unexpected given the magnitude of the losses being reported by others in our industry and the recent decline in our stock price. No one in the mortgage industry came away unscathed in the quarter, and we took $575 million, or $4.79 per share, in combined credit costs and spread widening charges. This led to only our second quarterly loss in the past 15 years since the current management team began running Indymac (the first loss was in Q4-98 during the global liquidity crisis). However, as I said last quarter, safety and soundness is our highest priority during these challenging times, and, in this respect, we finished the quarter in a very strong overall financial position.
“Indymac has not repurchased any shares since 2002, and, in fact, we have prudently raised $644 million of equity capital in 2007 alone, enabling us to finish the quarter with Tier 1 core and total risk-based capital ratios of 7.48 percent and 11.79 percent, respectively, a significant cushion of $823 million and $361 million above the ‘well-capitalized’ regulatory levels of 5.00 percent and 10.00 percent as of September 30, 2007 and higher than our capital levels at December 31, 2006.
“We prudently increased our total credit reserves by $441 million, or 47 percent, to $1.39 billion in the third quarter. These reserves now equal 56 percent of Indymac Bank’s $2.48 billion in total capital, up from 38 percent at the end of last quarter. Actual charge-offs taken during the quarter totaled $146 million, such that the Company’s total reserves equate to 9.5 times current quarterly charge-offs. Excluding non-investment grade and residual securities, total Q3-07 charge-offs were $55 million, and the total related credit reserve at September 30 was $553 million, or 10 times the charge-off amount. It should also be noted that 74 percent of current period credit costs related to credit losses anticipated in future periods1.
“We increased our total operating liquidity to an all-time high of $6.3 billion from $4.1 billion at the end of the second quarter. This increase in liquidity was driven by a $5 billion, or 43 percent, increase in deposits during the quarter, while at the same time the Company paid off all of its extendable, asset-backed commercial paper and reverse repurchase lines of credit, such that now 95 percent of our borrowings come from deposits, FHLB advances and long-term debt. Overall, we increased our total borrowings, including deposits, from $27.1 billion at June 30, 2007 to $30.0 billion at September 30, while still being able to reduce our weighted average cost of funds to 5.08 percent at September 30 from 5.11 percent at June 30. This funding cost stability allowed the Company to increase its thrift net interest margin from 2.29 percent in the second quarter of 2007 to 2.39 percent in the third quarter.
“Though we maintained a strong overall financial position, we could have performed better even with the very tough environment had we not followed our major competitors and expanded so significantly during the housing boom, especially with respect to seconds, HELOCs and piggyback loans. We, like most others, underestimated the length and severity of the housing downturn, and, in hindsight, we could have ‘pulled back’ in our lending sooner. However, these are difficult decisions because scale is important in the mortgage business, which encouraged our drive for market share. In addition, had we cut back our mortgage production by 20 percent to 30 percent, or more, we likely would have lost some of our production team to the competition. As it is, our core production team is solidly in place, and we have strengthened this team greatly by building a 1,900-person strong retail lending group from 13 one year ago.

[1]	Additional credit losses embedded in the valuation of non-investment grade and residual securities totaled $228 million in the third quarter. These credit losses are discounted back to the present value such that $73 million was charged to the income statement in Q3-07. Thus, current period credit costs were actually $563 million for the quarter: $408 million charged to the income statement plus $228 million minus $73 million equals $563 million. With $146 million in charge-offs for the quarter, $417 million of the $563 million in credit costs, or 74%, relates to future periods.

Indymac’s Earnings in Historical Context and in Relation to Other Mortgage Market Participants
“It is important to look at this quarter’s loss within a longer-term context and in light of how other mortgage-related entities have done,” continued Mr. Perry. “While the housing and mortgage industries are clearly cyclical, and we are in the midst of the most severe downturn our industry has experienced in modern times, the fact remains that in our first six years as a thrift, we earned $1.25 billion with an average return on our shareholders’ equity of 18 percent. Even with this quarter’s loss, we have earned an average ROE of 13.5 percent over the 6 3/4 year period since we became a thrift from 2001 to September 30, 2007. These results are substantially better than our thrift peer group, which earned an average ROE of 8.7 percent for the first six months of 2007 and an 11.9 percent ROE for the three years through 2006.”

$ millions except for EPS	Net Earnings	EPS	Avg. Capital	ROE	Weighted Capital

2001	116	2.00	762	15.3%	762
2002	132	2.27	870	15.2%	870
2003	161	2.88	949	17.0%	949
2004 [1]	202	3.27	1,167	17.4%	1,167
2005	293	4.43	1,381	21.2%	1,381
2006	343	4.82	1,796	19.1%	1,796

Cumulative 2001-2006	1,247	19.67	1,154	18.0%	6,925

YTD 9-30-07	(106)	(1.46)	2,055	-6.9%	1,541

Cumulative 2001 - 2007	1,141	18.21	1,209	13.5%[2]	8,466

1.	Earnings presented on a proforma basis; excluding impact of adoption of SEC Staff Accounting Bulletin No. 105, and purchase accounting adjustments related to the Company’s acquisition of Financial Freedom.

2.	Top 37 thrift peer group achieved an ROE of 8.7% for first 6 months of 2007, down from a 3 year average ROE through 2006 of 11.9% (Source: Uniform Thrift Performance Report, OTS; median values).
“In addition, given Indymac’s mortgage production volume and market share, our overall loss for the quarter was relatively small in relation to the mortgage-related losses reported by other companies. For the 33 largest mortgage-related companies in the nation — including mortgage bankers, mortgage insurers and Wall Street investment banks, representing roughly 86 percent of total industry production for the 18 months ended June 30, 2007 — Q3-07 pre-tax mortgage-related losses are estimated to be $35 billion, an average of $1.06 billion per company. While Indymac was the 7th largest mortgage originator in the nation during this 18-month period, our $313 million pre-tax loss, which is 71 percent below the industry average, is the 22nd highest among the top 33 mortgage lenders. Those companies ranked 5th through 9th in terms of Q3-07 overall mortgage-related losses reported pre-tax losses ranging from $1.1 billion to $2.0 billion.
“Our results relative to others in the industry come from the fact that we got many more things right in planning and managing our business than most others in the mortgage industry:
•	After surviving the global liquidity crisis in 1998 as a REIT, we purchased a federally chartered thrift and put our entire business inside the thrift, with the result that we have no liquidity issues today, while many mortgage companies have gone bankrupt or recorded massive losses due to liquidity shortfalls.

•	We protected and bolstered our capital by not repurchasing any shares since 2002 and, in fact, raised a substantial amount of capital in 2007.

•	We held virtually no subprime, closed-end seconds or HELOCs for investment purposes ($112 million, or 0.3 percent of total assets at September 30, 2007).

•	We were not a major subprime lender, ranking 32nd among subprime lenders (according to the National Mortgage News 2006 survey). Our subprime volume in 2006 was $2.7 billion, or 0.39 percent of the total subprime market.

•	While we originated $43 billion of Option ARMs from 2005 through Q3-07, we sold all but $1.0 billion (held for investment) and $2.6 billion (held for sale), and we retained no non-investment grade or residual securities related to these loans.

•	We laid off virtually all Alt-A 2005/2006 credit risk into the secondary market, retaining only $7.0 million in non-investment grade and residual securities from this production.

•	We hold no investments in collateralized debt obligations (CDOs) or structured investment vehicles (SIVs) and only hold mortgage backed securities (93.5 percent of the investment grade MBS are rated AAA and AA, none of which have been downgraded).

•	We made one of the only successful acquisitions this decade in the mortgage business — Financial Freedom, the largest reverse mortgage lender in the nation — while virtually all other significant acquisitions have produced very poor results.

“Perhaps of greatest significance is the extent to which we have remade our business model in the past quarter. We entered the third quarter as predominantly a non-GSE lender operating at near-record volume levels, and this business model disappeared virtually overnight. We have retooled our business model and become a viable GSE lender in just 90 days, and I am incredibly proud of our team for having accomplished this so rapidly. We have also built a significant retail lending presence by hiring roughly 1,400 professionals and opening over 100 new offices in just the past quarter. Year-to-date we have greatly restructured our overall workforce and ‘sharpened the point of our spear’ by increasing our percentage of direct revenue generating staff from 32 percent at the beginning of the year to 48 percent at present. In short, we are a retooled, leaner organization today, ready to fight our way through the current tough environment and poised to capture opportunities when the mortgage market recovers.”
Looking Ahead
“While it is clearly disappointing that our stock is down 72 percent this year ... and all of us at Indymac have been impacted by this along with our shareholders ... we are not down and out, and our company remains intact, where many others have failed,” continued Mr. Perry. “We have learned some tough lessons, taken some significant steps to address the radically changed environment, and we are executing on an action plan that continues to focus on safety and soundness, maintaining strong liquidity, preserving our capital, implementing our new production model and emphasizing a return to profitability. Nonetheless, it remains extremely difficult to provide an earnings forecast for the fourth quarter and into 2008 given continued uncertainties about the length and depth of the downturn in the housing and mortgage markets and the abrupt and significant change we have made in our production model in becoming a GSE lender. However, we do believe we will see significant improvement in the fourth quarter in credit costs and losses from spread widening, given the large reserves we established this quarter and because the new loans we are now originating are predominantly those eligible for sale to the GSEs, whereas the vast majority of the loans causing the Q3-07 losses are in loan types that have been cut from our guidelines. In addition, we are rapidly making the transition from being primarily an Alt-A lender to being a GSE lender, and we are seeing our mortgage production volumes pick up. While our October rate locks of $8 billion are down 12 percent from the monthly average for Q4-06, they are up 51 percent from September. Excluding conduit rate locks, which business has now been discontinued, October’s rate locks are up 40 percent over the monthly average for Q4-06. Our mortgage production growth has been achieved despite the fact that roughly two-thirds of our Q1-07 production has been eliminated through guideline cuts, which have been made based on both credit and secondary market liquidity issues. With our pipeline back up to $9.8 billion as of October 31 from a low of $7.4 billion in September, I expect that our new, more GSE-oriented mortgage production business will be profitable in Q4-07, excluding credit costs from discontinued products and start-up costs from our retail lending initiative. We expect that retail lending will be profitable in Q1-08.
“As I look ahead to Q4-07 and 2008, given current industry conditions, a continued elevated level of credit costs from discontinued products and uncertain loan volumes and margins under our new production model, Indymac could be modestly profitable, or we could struggle and have additional losses, although we believe any quarterly losses would likely be substantially lower than the Q3-07 loss. In that respect, we believe that with our stock price at its current level relative to our September 30 book value of $24.31 per share, the market expects a bigger erosion in our book value than we believe is realistic at this time. The bottom line is that we have strong capital, reserves and liquidity to see us through this industry downturn. I can assure all of our stakeholders that we will be working tirelessly to safely restore Indymac to its past levels of performance, and we remain confident that our long term returns on capital will be at or above 15 percent once this current down cycle ends.”
Quarterly Cash Dividend Payments
Indymac’s Board of Directors declared a cash dividend of $0.25 per share for the fourth quarter of 2007. This represents a decrease of 50 percent from the dividend declared and paid in the fourth quarter of 2006. The cash dividend is payable December 6, 2007 to shareholders of record on November 15, 2007. “While we are declaring and paying the dividend this quarter, and intend to pay a dividend in normal times, a significant cut would be prudent and warranted if we are not profitable in Q4-07,” stated Mr. Perry.
The Board of Indymac Bank approved the payment of the dividend on the Series A Preferred Stock equal to $0.53 per share. The cash dividend is payable on December 17, 2007, to shareholders of record on Dec. 3, 2007.

Conference Call
On Tuesday, November 6, 2007, at 8:00 a.m. PST (11:00 a.m. EST), Michael W. Perry, Chairman and Chief Executive Officer, will host a live webcast and conference call to discuss the results of the third quarter in greater detail, which will be followed by a question and answer session. A slide presentation will accompany the webcast/conference call and can be accessed along with Indymac’s Form 10-Q for the quarter ended September 30, 2007, via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet webcast access will be available at: http://www.indymacbank.com

•	The telephone dial-in number is (888) 396-7846 or (706) 758-0230 (international) access code #18992067; and

•	The replay number is (800) 642-1687 or (706) 645-9291 (international) access code #18992067
To participate on the call, please dial in 15 minutes prior to the scheduled start time. During the question and answer period we will begin with questions from the equity analysts that cover Indymac and our top 50 shareholders. If time permits, we will then take questions from other interested parties.
The conference call will be replayed continuously beginning two hours after the live event on November 6, 2007, through midnight ET on November 13, 2007, and will be available on Indymac’s Web site at www.indymacbank.com. We will also have available, 24 hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-

term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” are generally intended to identify forward-looking statements that are inherently subject to risks and uncertainties, many of which are beyond Indymac’s control or cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements or from historical results due to a number of factors, including: the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to Indymac’s loans and other financial assets including increased credit losses due to demand trends in the economy and in the real estate market and increased delinquency rates of borrowers; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments, including a reduction in secondary mortgage market investor demand; the execution of Indymac’s growth plans in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.
Investor Contact:
Meg Wade
Indymac Bank
Phone: (626) 535-5905
E-mail: meg.wade@imb.com
Media Contact:
Michael DiVirgilio
MWW Group
Phone: (213) 483-6560
E-mail: mdivirgilio@mww.com